Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) by and between Matthew Plunkett (“Executive”) and Imago Biosciences, Inc. (the “Company”) (together referred to as the "Parties"), is made with reference to the following facts:

A. WHEREAS, Executive is Chief Financial Officer of the Company and was employed pursuant to the terms of an offer letter dated December 31, 2020 (the "Employment Agreement").

B. WHEREAS, in conjunction with his employment by the Company, Executive entered into the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), attached as Exhibit A hereto.

C. WHEREAS, Executive received options to purchase equity in the Company, pursuant to the Company's 2021 Equity Incentive Plan and applicable notices of grant and equity awards agreements (together the "Equity Award Agreements"), Executive's vesting in which is as reflected in the Report attached as Exhibit B hereto.

E. WHEREAS, Executive and the Company entered into a Change in Control and Severance Agreement with effective date of July 20, 2021 (the "CiC Agreement").

F. WHEREAS, Executive's employment as Chief Financial Officer, and his status as an employee and officer of the Company, shall end effective upon the Separation Date (as defined below).

G. WHEREAS, Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.
Separation Date. Executive's status as an officer of the Company and employment shall end September 28, 2021 (the “Separation Date”).
2.
Final Paycheck; Payment of Accrued Wages and Expenses.
(a)
Final Paycheck. On the Separation Date, the Company will pay to Executive all accrued but unpaid base salary and any accrued, unused vacation or paid time off through the Separation Date, subject to standard payroll deductions and withholdings. Executive is entitled to retain these payments regardless whether Executive executes this Agreement.
(b)
Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date to the extent such expenses are reimbursable pursuant to the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive shall submit all requests for reimbursement on or before the Separation Date. Executive is entitled to receive and retain reimbursement for reasonable expenses incurred in compliance with the Company's expense reimbursement policies, regardless whether Executive executes this Agreement.

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3.
Separation Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement without revocation, and Executive’s continued performance of his obligations pursuant to this Agreement and the Confidentiality Agreement, to provide Executive the payments set forth below:
(a)
Severance Payment. The Company shall pay in a lump sum an amount equal to nine (9) months of Executive's base salary, or $308,925, less applicable withholding (the "Severance Payment"). The Severance Payment shall be paid within ten (10) business days the Effective Date of this Agreement.
(b)
Healthcare Continuation Coverage. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and applicable state law, as amended (together, "COBRA"), the Company shall reimburse the COBRA premiums for Executive and Executive's covered dependents, through the earlier of (i) July 31, 2022 or (ii) the date on which Executive and/or Executive's covered dependents, if any, become eligible for healthcare coverage under another employer's plan(s); provided, that after the Company ceases to reimburse Executive for COBRA premiums, Executive may, if eligible, elect to continue healthcare coverage at Executive's expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. Notwithstanding the foregoing, if the Company is unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. Executive acknowledges that he shall be solely responsible for all matters relating to Executive's continuation of coverage pursuant to COBRA, including, without limitation, Executive's election of such coverage and his timely payment of premiums.
(c)
Equity Acceleration. Executive's equity award(s) shall be accelerated, such that Executive shall be vested in that number of equity awards in which he would have vested had Executive remained employed through the six (6) month anniversary of the Separation Date, or March 23, 2022. Except as so expressly provided in this Section 3(c), Executive's rights and obligations with respect to all equity award(s) shall be as stated in the applicable Equity Award Agreements. For the avoidance of doubt, per Exhibit B, upon the separation date, 23,809 Incentive Stock Options and 67,855 Nonqualified Stock Options shall be vested.
(d)
Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(e)
Sole Separation Benefit. Executive agrees that the payments and benefits provided by this Section 3 satisfy the terms of the Employment Agreement, as amended by the CiC Agreement, and are adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

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4.
Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and Executive's separation therefrom. Executive further acknowledges that, other than the Confidentiality Agreement, and Equity Award Agreements, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including but not limited to the Employment Agreement, CiC Agreement, and bonus or other incentive plan or arrangement, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.
5.
Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company, its parent corporation, predecessors, successors, or any of their directors, employees, investors or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)
On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, Parent and each of their owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or termination by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. ("ADEA"); the Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of implied or express contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, slander, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)
Notwithstanding the generality of the foregoing, Executive does not release the following claims:

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(i)
Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)
Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)
Claims to continue participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)
Claims for indemnification under any indemnification agreement, the Company’s Bylaws or applicable law; and
(v)
Executive’s right to bring to the attention of the Equal Employment Opportunity Commission ("EEOC") or the California Department of Fair Employment and Housing claims of discrimination, harassment, retaliation or interference with rights; provided, however, that Executive does release, to the full extent permitted by law, Executive’s right to secure any damages for any such alleged treatment.
(c)
Acknowledgement. In accordance with the ADEA, Executive has been advised of the following:
(i)
Executive has been advised to consult with an attorney before signing this Agreement;
(ii)
Executive has been given at least twenty-one (21) days to consider this Agreement;
(iii)
Executive has seven (7) days after signing this Agreement to revoke it. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific on the 7th day following Executive’s execution of this Agreement by email to ### at ###. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to the payments and other consideration provided in Section 3 of this Agreement.
(d)
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

6.
Non-Disparagement; Return of Company Property; Confidentiality. Executive further agrees that:
(a)
Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company and its directors, agents, stockholders, officers, employees, research, products, products-in-development, services, or business, either publicly or privately. The Company agrees to respond to all inquiries regarding Executive's employment separation consistent with Exhibit

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C hereto, and to instruct its senior executive officers not to disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)
Return of Company Property. Within five (5) business days of the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control at the time Executive signed this Agreement. All Company equipment shall be returned with all files and data intact. Executive's compliance with this Section 6(b) is a condition of Executive's receipt of the payments and other benefits of Section 3 of this Agreement.
7.
Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
8.
No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
9.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
10.
Miscellaneous. This Agreement, together with the Confidentiality Agreement and Equity Award Agreements, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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11.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.
Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the Severance Payment and other benefits provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement and this Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from discussing terms and conditions of employment, including but not limited to workplace sexual harassment or assault, filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
13.
Executive’s Cooperation. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

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IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

MATTHEW PLUNKETT

DATED: Sept 28, 2021

/s/ Matthew Plunkett

Matthew Plunkett

IMAGO BIOSCIENCES, INC.

DATED: 28 Sept, 2021

By: /s/ Hugh Young Rienhoff, Jr. M.D.

Name: Hugh Young Rienhoff, Jr.

Title: Chief Executive Officer

EXHIBIT A

CONFIDENTIAL Information and Invention AsSIGNMENT Agreement

Intentionally Omitted Pursuant To Regulation S-K, Item 601(A)(5)

EXHIBIT B

REPORT OF EQUITY AWARDS

Intentionally Omitted Pursuant To Regulation S-K, Item 601(A)(5)

EXHIBIT C

AGREED STATEMENT REGARDING EXECUTIVE'S EMPLOYMENT SEPARATION

Intentionally Omitted Pursuant To Regulation S-K, Item 601(A)(5)

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